Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
SAIA – Q2 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: JULY 24, 2009/11:00 AM ET

Operator

Good morning. My name is Jennifer, and I will be your conference operator today. At this time I would like to welcome everyone to the Saia second-quarter 2009 earnings conference call. (Operator Instructions). At this time I would like to hand the call over to Ms. Renee McKenzie. Please go ahead.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you, Jennifer. Good morning. Welcome to Saia’s second-quarter 2009 earnings call. Hosting this morning’s call are Rick O’Dell, our President and Chief Executive Officer, and Jim Darby, Vice President of Finance and Chief Financial Officer.

Before we begin, you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on these risk factors that could cause actual results to differ.

Now I would like to turn the call over to Rick O’Dell.

Rick O’Dell - Saia, Inc. — President and CEO

Well, good morning and thank you for joining us. We continue to operate in an extremely challenging environment with volume weakness, overcapacity in our entire industry, and a very competitive pricing environment. Saia continues to take prudent actions to manage through the environment by focusing on marketing initiatives to take share, continuing our commitment to provide outstanding service, managing our balance sheet and taking aggressive cost actions. In spite of significant success with many of these initiatives, we did not achieve a profitable quarter.

Saia’s second-quarter revenue was $218 million, which is a decrease of 21% compared to the second quarter of 2008. Operating loss was $400,000 with a net loss of $1.7 million. For clarity all of our comparisons are to the same quarter of the prior year results from continuing operations. A few key points include that our operating ratio was 100.2 versus 96.1. Our LTL tonnage was down 6.2% with total tonnage down 8.7%. Our LTL shipments decreased by 3%, while LTL weight per shipment decreased by 3.4%. Our LTL yield was down 14.5%, primarily due to the impact of lower fuel surcharges and competitive pricing.

The second quarter is our most difficult quarter from a comparison standpoint, as this was our best quarter in 2008. Our margins deteriorated compared to the prior year quarter, primarily due to tonnage and yield declines. Obviously the economic weakness combined with overcapacity in our industry and our customers need to reduce costs have resulted in persistent strong pricing pressure, which has a cumulative effect on our margins. In addition, self-insurance costs for healthcare and accident severity resulted in higher expense in the second quarter of 2009. We are constantly seeking to counter the adverse environment with Saia’s specific initiative to control costs while maintaining our commitment to provide outstanding customer service. These specific initiatives include implementing new processes rolled out by our industrial engineering team, moving new technology into production, and also increasing our marketing efforts and achieving sustained growth in our synergy revenue lanes.

Our synergy revenue from the Clark Brothers acquisition now exceeds $170 million on an annualized run-rate, and synergy revenue from the Connection and Madison freight acquisitions is now an annualized run-rate of about $100 million. We improved our operating ratio by over 3 points compared to the seasonally weak first quarter, and this improvement was primarily due to traction we gained in our cost initiative with efficiencies achieved across the board in our operations metrics and our wage reduction implemented on April 1. Strong execution resulted in improvement in our key productivity metrics, and we also continued to deliver 97% on-time service.

Despite lower tonnage, some of our notable performances in some of these metrics for the quarter include our dock productivity improved by over 10%. Our pickup and delivery productivity improved by 2%. Our load average improved by 1%. Office productivity improved 35%. We achieved a 9% reduction in total terminal costs per bill, which obviously was a partial offset to decreases in revenue per bill, and our headcount is down more than 10% compared to last year.

Some of our other successes were that we are obviously gaining share in a very weak market. Our Bluetooth forklift scale enhancement for re-weigh efficiency and accuracy is completed, and we had a 20% improvement in our exception free delivery for our customers. We are also gaining good momentum on some of our industrial engineering projects, including our large terminal optimization project, the dynamic load planning initiative with Georgia Tech and our fuel management plan. So while our results remain challenged by the overall economy, we continue to take prudent actions to successfully navigate through a very difficult environment. We believe Saia is well positioned to take advantage of any future industry consolidations and improvements in the economy. In the meantime, Saia’s dedicated employees remain focused on cost efficiencies to improve profits while providing strong customer service.

Now I would like to have Jim Darby review the second-quarter results in a little more detail.

Jim Darby - Saia, Inc. — VP-Finance and CFO

Thanks, Rick, and good morning, everyone. For clarity all comments reflect results from continuing operations.

For the second-quarter 2009, our loss per share was $0.13 compared to earnings of $0.46 per share last year. The prior year quarter results included recognition of an alternative fuel tax credit related to prior periods of $0.10 per share.

For the quarter revenues were $218.4 million with an operating loss of $400,000. As Rick mentioned, this is our most difficult quarter from a comparative standpoint as the second quarter of 2008 included the benefit of the economic stimulus plan and was before the more drastic economic downturn that began in the second half of the year.

Second-quarter margins declined primarily due to the continued reduction in tonnage and increasing pricing pressure, which more than offset the decline in fuel cost and benefit from expense reduction initiatives. The LTL yield for the second quarter was impacted by fuel surcharge, which was significantly below that of second-quarter 2008. Fuel expense was impacted in the quarter by declining cost per gallon and fewer miles.

Continuing higher cost of healthcare and workers compensation increased expenses by $1.8 million versus the prior year quarter. Increased severity caused accident expense to increase by $1.9 million in the quarter. The combined impact of these costs on EPS is $0.17 and 1.7 operating points unfavorable. The Company continues to focus on safety and driver training to reduce accident frequency.

As I mentioned in last quarter’s call, the Company implemented a reduction in compensation equal to 10% of salary for the leadership team and a 5% wage reduction for hourly, line haul and salaried employees in operations, maintenance and administration on April 1. This reduction and the previous suspension of the 401(k) match resulted in approximately $6 million of savings in the second quarter. Depreciation and amortization ran $10 million during the quarter versus prior year quarter of $10.4 million. Our effective tax rate from continuing operations for the quarter was 38%. For modeling purposes we project our consolidated effective tax to be approximately 39% for the full year of 2009.

Year-to-date revenues were $424.5 million compared to $525.4 million in the prior year. Operating loss was $7.9 million with a net loss of $8 million compared to operating income of $12.9 million with net income of $5.4 million from continuing operations in the prior year period. Losses per share from continuing operations were $0.60 compared to earnings per share of $0.40 in the prior year.

At June 30, 2009, debt was $116.3 million, net the Company’s $10.4 million cash balance at quarter-end, net debt to total capital was 37.5%. This compares to total debt of $136.4 million at December 31, 2008.

As previously announced, we amended the Company’s revolving credit facility and senior notes to provide relief of our leverage ratios and fixed charge coverage covenants through December 31, 2010. We are operating in an extremely difficult economic environment with weak tonnage demand and highly competitive pricing. We believe the amendments will add financial flexibility for Saia to manage through this great recession and to be in a better position to take full advantage of the economy when it recovers.

Our consolidated net capital expenditures for the first six months of 2009 were $4 million compared to $20 million in the prior year period. Anticipated capital expenditures for the year are approximately $10 million. This reduced level is due to the uncertain economic environment and will be reevaluated as tonnage improves.

Now I would like to turn the call back to Rick.

Rick O’Dell - Saia, Inc. — President and CEO

Thank you, Jim. Clearly Saia’s second-quarter results were impacted by the unprecedented downturn in the economy. While I’m not satisfied with these results, I am proud of the way our team has pulled together to counter the difficulties faced by Saia and the entire industry. We believe our strong commitment to service excellence and our improvements in productivity will certainly pay dividends when the environment improves.

Again, Saia remains committed to managing through these difficult times with the relentless focus on our study of building density in our network, customer satisfaction, engineered process improvements and prudent balance sheet management to achieve long-term benefits for our customers and our shareholders.

Now I would like to open it up for questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

A couple of quick things. One of your competitors had some very low pricing in the quarter, and it seemed that it really helped them win a lot of freight. Talk to me a little bit about the trade-off between pricing and tonnage in a declining environment that we have now, and how, Rick, your view is going forward in terms of being more aggressive or even being less aggressive on pricing?

Rick O’Dell - Saia, Inc. — President and CEO

Sure. Well, I think obviously it is a very competitive environment out there, and from a pricing standpoint, we have got a lot of customers that are seeing declines in their business levels and are looking for every cost opportunity. So a lot of the pricing pressure obviously is driven by the customers’ need to reduce their costs.

We have an underutilized network, so I guess somewhat from that perspective just because for the lacks of maturity in some of our recent geographic expansions probably have a higher fixed cost structure than some of our competitors. So I think our strategy is we need to build density out in that network, and if we were to go backwards significantly from a volume standpoint, it would be difficult for us to take proportional costs out.

So our strategy has been our sales force is up about 5% year over year. We are looking to bring as many opportunities to the Company as we can. Obviously we have been successful in doing that. Part of that is, if you’re taking share and bringing on new customers in a weak environment, by definition that is probably coming at a lower yield than the historical yield that you had because the market prices are coming down.

I do think it is the right — it has been the right strategy for us. I guess I would tell you the pricing pressure is probably lessening a little bit. In other words, the rate of decline has gone down a little bit, and there has been more talk of some capacity potentially coming out of the market. You know, customers are looking at that as a risk and a potential to provide some stability. We look at our pricing and our profitability on an account by account basis. So obviously you bring out opportunities, in particularly new business where you don’t know exactly what you’re going to get in the mix. You are always going back and looking at those accounts and their profitability and seeing what are prudent actions to either get the business that was committed to you, or you will have to adjust your pricing over a period of time. So we are always working through those opportunities as well.

Jason Seidl - Dahlman Rose — Analyst

You mentioned sort of having a slightly higher fixed cost basis than maybe some of your competitors based upon the early stages in your total network. Can you talk a little bit about where you believe you are at in terms of capacity utilization? In other words, how much freight do you think the system can just take on today if you needed to, even if it is a ballpark number.

Rick O’Dell - Saia, Inc. — President and CEO

Yes, I mean the tightest constraint obviously we are managing very tightly on personnel. So that would be the first constraint. And then equipment and then door capacity, which we have made some pretty significant investments in real estate in the last several years. But I would say immediately we could probably take on somewhere between 7% to 10% incremental business, and then over a longer period of time, we could pretty easily have 20% capacity, probably 20% plus.

Jason Seidl - Dahlman Rose — Analyst

Okay. That is actually very helpful. Jim, a couple of questions for you. You mentioned the accidents. Obviously we know that fluctuates from quarter to quarter. You mentioned the healthcare costs. Is this something that is going to be continuing as we go out, or is this something that was more of a one time in nature cost that you guys experienced?

Jim Darby - Saia, Inc. — VP-Finance and CFO

On the healthcare, Jason, I think that is a continuing — that is a run-rate issue. We have seen increase in the cost of the health services go up close to double-digits, and our costs are up even though our headcount is down from a year ago. So I think that is a run-rate issue.

Jason Seidl - Dahlman Rose — Analyst

Unfortunately you are not the only one with that problem as I have been listening to some conference calls here.

Rick O’Dell - Saia, Inc. — President and CEO

Jason, it is interesting. We have had some people that have told us too that that generally happens in downturns. You get other — a spouse loses a job or something, loses their insurance coverage, and more people are on the existing plans than the coverage that we have. So you may be seeing that.

Jason Seidl - Dahlman Rose — Analyst

Interesting. I guess two more quick ones and I will turn it over. In terms of CapEx, obviously $10 million net is probably not going to be sustainable for a long-term. Where do you see given where you think your network is at at this time, you’re sort of a more normalized run-rate for Saia? I’m not talking to predict 2010, just a more normalized capex run-rate.

Jim Darby - Saia, Inc. — VP-Finance and CFO

Normalized, if tonnage was back to where it should be and we were moving along, I would say it would be somewhere in the $30 million to $40 million range, somewhat akin to where our depreciation is. You know, for this year obviously we are not buying revenue equipment because the tonnage is so weak, and that will change when we see evidence of it coming back.

Jason Seidl - Dahlman Rose — Analyst

Okay, great. And could you remind us of your debt covenants sort of what your leverage ratios are?

Jim Darby - Saia, Inc. — VP-Finance and CFO

Sure. Those — and I think we spelled that out in our release about the debt covenants. But we do have leverage ratios. We have a leverage ratio that went from 3.25 to 4.25. The adjusted leverage ratio went from 3.75 to 4.75. And in the fixed coverage charge, I think was 1.10 and it is down to 1.05.

Rick O’Dell - Saia, Inc. — President and CEO

And that was adjusted through next year.

Jason Seidl - Dahlman Rose — Analyst

Through the end of 2010?

Jim Darby - Saia, Inc. — VP-Finance and CFO

Right.

Jason Seidl - Dahlman Rose — Analyst

Okay. Fantastic. Gentleman, thank you for the time as always.

Operator

David Ross, Stifel Nicolaus.

David Ross - Stifel Nicolaus — Analyst

I wonder if you could, I guess, take us through the quarter from a tonnage trend perspective, how it worked out April, May, June and then into July year over year. Has this been improving?

Jim Darby - Saia, Inc. — VP-Finance and CFO

I will take that, Dave. The reported number for LTL tonnage, of course, for the quarter was down 6.2%. And if you went April, May to June, we were down 7.5% in April, we were down 5.7% in May, and down 5.5% in June. But I would remind you that April had a Good Friday effect, and if we normalize for that, I would actually adjust April as being down 5.4%. So if I take out the Good Friday effect, it is right at about down 5.5% each month from last year.

David Ross - Stifel Nicolaus — Analyst

And is it down 5.5% in July as well?

Jim Darby - Saia, Inc. — VP-Finance and CFO

It is a little early to get a true read on it. We are down approximately that. It may be slightly down a little bit more, but it is between down 5.5% and 6%.

David Ross - Stifel Nicolaus — Analyst

Okay. And then have shipment trends followed tonnage trends? For example, did you have pretty steady shipment trends as well, or has the tonnage trends — any shipped there in weight for shipments through the quarter?

Jim Darby - Saia, Inc. — VP-Finance and CFO

Yes, it seemed to follow the same type of trend. We reported from the quarter down 3%, and that would be April down 5% to May down 1.9% and June down 1.8%. Again, adjusting out for Good Friday, it would be down 3%, down 1.9% and down 1.8%.

Rick O’Dell - Saia, Inc. — President and CEO

And we are down about 2% so far this month, so it is pretty consistent.

David Ross - Stifel Nicolaus — Analyst

Okay. And then as far as you adjusting to the lower tonnage levels, have you been consolidating any terminals in the network, and did you think tonnage, I guess, has bottomed from an absolute standpoint? Are you hiring people back yet?

Rick O’Dell - Saia, Inc. — President and CEO

You know, since we are seeing some seasonal upturn, we’ve got a higher vacation period. We have been calling some people. So from an absolute basis, we are seeing some absolute increase in shipment, daily shipment count. So yes, we are recalling some people, bringing some people back to work from a staffing standpoint.

David Ross - Stifel Nicolaus — Analyst

And as far as network changes, have you done anything there recently to tighten up the operations?

Rick O’Dell - Saia, Inc. — President and CEO

Last year we closed five smaller terminals and maintained our coverage in those areas, and we think our coverage has a good value proposition to our customer base. And we have not done that to date.

David Ross - Stifel Nicolaus — Analyst

Okay. That makes sense. And then on the sales side, you said the sales force is up 5% year-over-year. Are they commission-based, or how does that comp structure work with sales?

Rick O’Dell - Saia, Inc. — President and CEO

Salaried plus an incentive based on growth. So the salary costs are in there. As a Company, we are down over 10% in staffing, but the sales force is actually up.

David Ross - Stifel Nicolaus — Analyst

Okay. And then are the smaller regions — I know you talked before about the Midwestern regions showing growth on a year-over-year basis in prior quarters — is that continuing?

Rick O’Dell - Saia, Inc. — President and CEO

It is. We call it the Cincinnati region, which is really the former Connection geography showing year-over-year shipment growth, as well as the adjacent Midwest regions as Saia’s brand strengthens there, and then we have also taken the current market, I guess, as an opportunity to bring on some quality sales resources both in these areas, as well as across our network. And I guess just from a regional basis, the Southeast and the West probably continue to be the weakest markets for us. And South Texas, where we have always been really strong in the oilfield business, is down quite a bit as the oil prices have dropped so much, which is not surprising.

Operator

Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Rick, if I recall, wasn’t July last year one of your better months in the third quarter of ‘08?

Rick O’Dell - Saia, Inc. — President and CEO

July?

Art Hatfield - Morgan Keegan — Analyst

Yes.

Rick O’Dell - Saia, Inc. — President and CEO

I don’t remember that specifically. I think maybe what — yes, tonnage started coming off through the quarter. I think maybe what you are thinking about, when you and I were together last time, I think I said in the fourth quarter October was a very good month for us because we took some pretty aggressive staffing reductions as we saw business levels come down. And then obviously subsequent to that, we have seen both yields and volumes went down, and we continue to be chasing that from a cost standpoint.

Art Hatfield - Morgan Keegan — Analyst

Well, from a tonnage standpoint, how did last Q3 ‘08 transpire from a year-over-year perspective? Do you have those numbers by chance?

Jim Darby - Saia, Inc. — VP-Finance and CFO

I don’t have the ‘08 — you are talking about ‘08 over ‘07?

Art Hatfield - Morgan Keegan — Analyst

Yes.

Jim Darby - Saia, Inc. — VP-Finance and CFO

I can get you those. We will do that offline. But, as I recall, I think it was early in July, appeared to be going well, and then I think it dropped off as we went through the quarter. But I will get you those numbers.

Art Hatfield - Morgan Keegan — Analyst

Okay. That will be helpful. Rick, when we look at the quarter — I mean you never like to say that 100 OR is good, but I guess in times when everything is relative — when I look at the Q2 versus Q1 this year, you had like a revenue improvement of roughly $12 million in Q2 versus Q1, and the operating losses improved by about $7 million. So you are doing a great job of pulling through revenue to that operating income line. Were there areas that you think you substantially underperformed on the cost side in Q2 relative to Q1, and where do you see that going forward? Do you think there is more opportunity for you to leverage things here in the near term if we get some more improvement in revenue?

Rick O’Dell - Saia, Inc. — President and CEO

Yes, I mean obviously I think there is a lot of leverage in the model, and if we were to see an upturn from the volume standpoint, we would expect to be able to put it to the bottom line. I mean you look at some of our key productivity metrics, and our variable cost management is actually very good. So if we can change the environment, both pricing and yield, obviously that would be very — the most powerful combination that you see would be the real opportunity there.

I guess in an underperforming standpoint, we were really challenged by the healthcare, as well as some accident severity. And while we — I would tend to say we would not expect our accident severity to repeat. We do have some volatility in that line item, and with a $2 million deductible, we could see that. But I would tell you our frequency continues to be good. And that would probably be the one opportunity you would say well that was kind of unusual in the quarter. And then we continued to advance our cost initiatives. From our engineering projects, we targeted for the year $8 million to $10 million of annualized improvements from a run-rate standpoint. It is halfway through the year, and we are about halfway there with those projects. So we would expect to continue to advance those.

Operator

Edward Wolfe, Wolfe Research.

Edward Wolfe - Wolfe Research — Analyst

If I look at the $6 million in wage reductions and related that you talk about in the quarter, is that fully ramped up at this point? Is the run-rate $24 million for the year, and how does the $6 million in the quarter breakdown between wage reductions, workforce reductions and suspension of 401?

Jim Darby - Saia, Inc. — VP-Finance and CFO

The $6 million we were talking about was strictly related to the 5% wage cut for most of the Company, and that was about $4.5 million. The suspension of the 401(k) match, which actually began in February of this year, is about another $1.5 million.

Edward Wolfe - Wolfe Research — Analyst

And then the reduction in the workforce that you noted before, is there a dollar number you can subscribe to that?

Jim Darby - Saia, Inc. — VP-Finance and CFO

No, that is more just rightsizing it. As the volume dropped off, we were trying to right size the folks that are working the size of our Company.

Edward Wolfe - Wolfe Research — Analyst

Okay. And the $6 million went into effect April 1, so you really had it the whole quarter? Is that how to think about it?

Jim Darby - Saia, Inc. — VP-Finance and CFO

The $6 million was in for the whole quarter, yes.

Edward Wolfe - Wolfe Research — Analyst

Okay. In terms of debt due, I thought that you guys had a payment either on June 30, or isn’t there a small payment that was due or is due soon?

Rick O’Dell - Saia, Inc. — President and CEO

There is one due at the end of the year. There is a payment on the senior notes of 8.75 million. And we paid the one that was due in June, we paid that early. We paid that in the first quarter.

Edward Wolfe - Wolfe Research — Analyst

And was that 8.75 million, too?

Rick O’Dell - Saia, Inc. — President and CEO

It was 8.75 million.

Edward Wolfe - Wolfe Research — Analyst

Okay. So other than that, there is nothing else due this year, right?

Rick O’Dell - Saia, Inc. — President and CEO

That is right.

Edward Wolfe - Wolfe Research — Analyst

And the last one is December 31 it is due?

Jim Darby - Saia, Inc. — VP-Finance and CFO

That is correct.

Edward Wolfe - Wolfe Research — Analyst

Okay. What is your sense of the marketplace as your tonnage has improved? How much do you think of that is related to leveraging the acquisitions as you discussed? How much is it that maybe YRCW is hemorrhaging a little bit more, and how much of it is focused on going after it? How do you think about that?

Rick O’Dell - Saia, Inc. — President and CEO

I guess to some extent they are all interrelated, right? I mean we are gaining maturity, gaining I guess quality of resources, and in the newer geographies and taking — capitalizing on our brand strength there, leveraging other customer relationships, all those things are kind of related, and then obviously some of the players in the marketplace that are struggling are probably more vulnerable than other performing carriers out there both from a service and a stability concerns standpoint. I’m not sure how you break them down. The other thing I would tell you is, it does not seem like the economy is getting much better. I can tell you that.

Edward Wolfe - Wolfe Research — Analyst

Yes, no, we are not hearing that from people. In terms of pricing, you said it feels like the rate of decline has stabilized. Can you go through kind of what yields did throughout the quarter like you did with tonnage maybe?

Rick O’Dell - Saia, Inc. — President and CEO

I don’t think so. We would just as soon not do that, I think. You can assume we came out of the quarter weaker than we went in. And then the last couple of months like month to date in July and for June, the rate of decline was less.

Edward Wolfe - Wolfe Research — Analyst

Okay.

Rick O’Dell - Saia, Inc. — President and CEO

We have a — I guess I would tell you this. We have a theoretical model that looks at yield, excluding fuel surcharge, and tries to adjust for mix. We have had changes obviously in our weight per shipment and our length of haul, and our yield for the quarter year over year in this theoretical model that attempts to account for those things is down about 5%.

Edward Wolfe - Wolfe Research — Analyst

Okay, that is helpful. Thank you. Just in terms of different lengths of haul, are you seeing any demand that is better or worse or pricing behavior that is better or worse whether it is more regional or long haul relative to each other?

Rick O’Dell - Saia, Inc. — President and CEO

You know, I think the regional market is very competitive. I think in the long haul market you have got less stability out there amongst the major player who had some service issues and things in recent quarters with integrations and whatnot. And while you have got financial concern for that carrier, you don’t have — the service disruptions have not been there. And so I guess from that perspective, I think the regional market probably has stayed a little more competitive than the longer haul.

Edward Wolfe - Wolfe Research — Analyst

That makes sense. Thanks for the time. I appreciate it.

Operator

John Barnes, RBC Capital Markets.

John Barnes - RBC Capital Markets — Analyst

I missed your answer on normalized CapEx. Did you give a number?

Rick O’Dell - Saia, Inc. — President and CEO

I mean normalized it would probably be close to our depreciation, which is about $40 million. And then I guess what we have been telling people is that the reductions that we have really are not sustainable that we are doing now from a long-term basis. So even if things were to stay weak, just from a placement standpoint, we would probably have to spend in the $25 million to $30 million next year. And without giving you a number at this point, ballpark I think that would be something we would look at.

Jim Darby - Saia, Inc. — VP-Finance and CFO

But that would be for normal replacement cycles, trying to get back into (multiple speakers) replacing the fleet.

John Barnes - RBC Capital Markets — Analyst

Rick, given the network engineering that you have done and talking about closing five terminals and all last year — and again, I apologize if you have discussed this a little bit already — but I am just curious as to if YRC does fail and there is a flood of business, kind of theoretically how much more are you prepared to handle today, and how long would it take you to ramp back up available resources to handle what I would imagine would be your proportionate market-share of that business?

Rick O’Dell - Saia, Inc. — President and CEO

Sure. We have a contingency plan to step up our capacity quickly both in our line haul city and dock. We are managing today with minimal overtime and staffing to minimize our overtime. So you could have people work more hours and make sure you make the pickups and deliveries that you have targeted. So I would say from a fleet and staffing standpoint, we probably have in the 7% to 10% capacity, and from a door capacity, it is greater than 20%.

John Barnes - RBC Capital Markets — Analyst

Workforce and then 20% on door capacity.

Rick O’Dell - Saia, Inc. — President and CEO

And then I would tell you, too, part of our capacity planning really is to limit who you pick up and make sure you are picking up your quality existing customers and the best opportunities that get brought forth under the circumstances.

John Barnes - RBC Capital Markets — Analyst

Have you seen much of an opportunity on the asset side with regards to real estate and that type of thing? Obviously there is a fair amount of property out there. Is there anything that makes sense for you guys right now, or just given the current environment, it is better just to hold off on those?

Rick O’Dell - Saia, Inc. — President and CEO

We are pretty much sitting on the sidelines on that. We feel like most of our key strategic markets have been taken care of, and we think if and when things change there will be plenty of opportunities. In some cases somebody else may get that facility, but then they will vacate one that will probably work well for us with our size.

John Barnes - RBC Capital Markets — Analyst

And of your employees right now, going back to your prior question, what does the work week look like right now? Are you getting 40 hours a week per person, or is it less than that right now?

Rick O’Dell - Saia, Inc. — President and CEO

No, we have reduced our staffing to that point where we don’t have many people working less than those hours.

John Barnes - RBC Capital Markets — Analyst

So they are pretty much now at 40?

Rick O’Dell - Saia, Inc. — President and CEO

Right.

John Barnes - RBC Capital Markets — Analyst

Alright, and could go, what, to 52 if need be?

Rick O’Dell - Saia, Inc. — President and CEO

Sure.

Operator

Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

I wanted to ask a little bit about the capacity piece maybe from a little bit different angle. If I look at what your terminal count has done and then factor in I guess your reduction in employee count that you mentioned before, how should we think about what you guys have taken out of your own capacity here since call it 2006?

Rick O’Dell - Saia, Inc. — President and CEO

I would have to look at the numbers specifically, but since ‘06 our fleet count would not have changed very much. And part of our — obviously every year you target efficiencies and operating improvements. So while we are operating with fewer people, obviously we are handling the business with dramatically fewer headcount. So I think going back that way and saying, hey, where do you stand versus ‘06 probably is a difficult way to look at it, particularly given some of the changes that has gone on at Saia with length of haul and changes in business as well.

Jack Waldo - Stephens Inc. — Analyst

If you had to ballpark it, would it be closer to 5% or closer to 15%?

Rick O’Dell - Saia, Inc. — President and CEO

In what, the capacity that has come out?

Jack Waldo - Stephens Inc. — Analyst

Yes.

Rick O’Dell - Saia, Inc. — President and CEO

Probably 5%.

Jack Waldo - Stephens Inc. — Analyst

Okay. And then do you think that is indicative of the overall market?

Rick O’Dell - Saia, Inc. — President and CEO

I don’t know. I guess if you go back to do I think it is difficult, how do you define capacity? I mean we’ve got competitors that are down 16% year over year in shipment count and are achieving productivity improvements. So that’s a lot of headcount that has come out of the system and the network. So I think we are all generally managing obviously through this environment as tough as it is with minimal staffing. So I mean to me that is the tightest constraint on the upside is, how do you handle pickups day one if you get some type of major event?

Jack Waldo - Stephens Inc. — Analyst

Yes, and then back on your comments, though, you were saying that you thought what was it about 10% excess capacity or you could handle 7% to 10% of incremental business on the current structure and then probably 20% after that with a little bit of increase in marginal costs? Is that —?

Rick O’Dell - Saia, Inc. — President and CEO

Correct.

Jack Waldo - Stephens Inc. — Analyst

Okay. That makes sense. When you guys talked about the change to your — the amended debt agreement, did that cost you guys anything in this quarter that showed up on the income statement?

Jim Darby - Saia, Inc. — VP-Finance and CFO

Well, we did say no, no, nothing showed up on the income statement. (Multiple speakers) — amortize that over the life. I mean we did pay some fees for that, but we were — we wanted to secure some covenant relief for future periods. So we worked with our lending group, and they were very supportive and understanding really of what our whole industry is going through, and they’ve worked with us on it but not on the current quarter.

Jack Waldo - Stephens Inc. — Analyst

Okay. And then just housekeeping items, maybe I missed, maybe I did and, what are you anticipating for the tax rate in the second-half of the year in D&A?

Jim Darby - Saia, Inc. — VP-Finance and CFO

Well, full-year tax rate should be about 39%, and depreciation should be somewhere in the range of a little short of $40 million.

Operator

At this time there are no further questions.

Rick O’Dell - Saia, Inc. — President and CEO

All right. Thank you for your interest in Saia. We appreciate your time today.

Operator

This does conclude today’s conference call. You may now disconnect.